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                                                                    Exhibit 3.14

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 01/18/2000
                                                             001026654 - 3161256

                          CERTIFICATE OF INCORPORATION

                                       OF

                       TABLETOP FOREIGN HOLDINGS I, CORP.


          FIRST: The name of the corporation (which is hereinafter referred to as the "Corporation") is Tabletop Foreign Holdings I, Corp.

          SECOND: The address of the Corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, Suite 100 in the City of Dover, County of Kent. The name of the Corporation's registered agent at such address is Lexis Document Services Inc.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100 shares of common stock with a par value of $.01 per share.

          FIFTH: The name and mailing address of the incorporator are Jessie Couch, Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603.

          SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

          SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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          EIGHTH: Each person who is or was a director or officer of the
Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

          THE UNDERSIGNED, being the incorporator named above, has executed this Certificate on January 18, 2000.


                                         /s/ Jessie J. Couch
                                        -------------------------------
                                        Jessie J. Couch
                                        Sole Incorporator